Exhibit (d)(4)

CONFIDENTIALITY AGREEMENT

May 28, 2016

AVAST Holding B.V.

Bezoekadres Schipol Boulevard 369, Tower F, 7th Floor

1118 BJ Schipol Netherlands

Attention:	John Schwartz, Chairman of Supervisory Board
Vince Steckler, Chief Executive Officer

Ladies and Gentlemen:

In connection with your consideration of a possible negotiated transaction (the “Transaction”) between AVG Technologies N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands (together with its subsidiaries, the “Company”), and AVAST Holding B.V. (“Acquiror”) that is supported by the Company’s Boards and recommended to the Company’s shareholders, and in order to allow Acquiror and the Company to evaluate and pursue the Transaction, it is expected that each of the Company and its Representatives (as defined below), on the one hand, and Acquiror and its Representatives, on the other hand (each such party when disclosing such information hereunder, a “Disclosing Party”), will furnish or otherwise make available to the other (each such party when receiving such information hereunder, a “Receiving Party”) certain information regarding its business, operations and affairs. Such information (whether oral, written, electronic or otherwise), regardless of the form in which it is provided or maintained and whether prepared by the Disclosing Party, its Representatives or otherwise and whether provided before, on or after the date hereof, together with any notes, analyses, compilations, studies, interpretations or other documents prepared by the Receiving Party or any of its Representatives that contain or otherwise reflect or are based in whole or in part on such information is hereinafter referred to as “Confidential Information,” except that “Confidential Information” does not include any information that (i) was publicly available prior to the date of this agreement or hereafter becomes publicly available without any violation of this agreement on the part of the Receiving Party or any of its Representatives, (ii) was available to or otherwise known by the Receiving Party or any of its Representatives on a non-confidential basis prior to its disclosure, provided that the source of such information was not subject to any legally binding obligation to keep such information confidential or (iii) is or becomes available to the Receiving Party or any of its Representatives on a non-confidential basis from a person other than the Disclosing Party or its Representatives who, to the knowledge of the Receiving Party at the time of such disclosure, is not subject to any legally binding obligation to keep such information confidential or (iv) is independently developed by the Receiving Party or any of its Representatives without the use of Confidential Information and the Receiving Party can provide sufficient documentation evidencing the same. As used in this

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agreement, “person” means an individual or entity and the “Representatives” of any person means the affiliates (other than Indirect Affiliates, as defined below) of such person and the officers, supervisory directors, managing directors, employees, managing members, general partners, attorneys, accountants, financial advisors, agents and other representatives of such person and its affiliates (other than Indirect Affiliates), and, subject to Section 5, actual or potential sources of equity or debt financing for the Transaction.

In consideration of each Receiving Party being provided with Confidential Information and being offered the opportunity to evaluate the business and operations of the Disclosing Party, the parties hereby agree as follows:

1. The Receiving Party and its Representatives will not use Confidential Information for any purpose except for the limited purpose of evaluating, negotiating, financing and consummating the Transaction and for no other purpose or reason whatsoever, including for competitive purposes or to attempt to divert any business or customer of the Company.

2. The Receiving Party agrees that the Confidential Information will be kept confidential and will not be disclosed, in whole or in part, by the Receiving Party or any of its Representatives to any person other than those of its Representatives who need to know such Confidential Information for the purpose of assisting the Receiving Party in evaluating, negotiating and consummating the Transaction or as permitted by Section 5. The Receiving Party shall require its Representatives to be bound by the terms of this agreement to the fullest extent as if they were parties hereto. The Receiving Party shall be responsible for any breach of this agreement by the Receiving Party or any of its Representatives; provided that the Receiving Party will not be responsible for a breach of the terms of this Agreement by any Representative who has executed a joinder to this Agreement or has entered into a confidentiality agreement with the Company in respect of the Confidential Information. The Receiving Party shall, and shall cause its Representatives to, safeguard the Confidential Information in the same manner and with the same level of care (but no less than reasonable care) that the Receiving Party uses in safeguarding and handling its own confidential and proprietary information. Notwithstanding anything contained herein to the contrary, none of the terms of this agreement shall apply to or restrict any portfolio company or other affiliate of Acquiror or any direct and/or indirect shareholder of the Acquiror (but excluding, for the avoidance of doubt, the Acquiror and its controlled affiliates) (each, an “Indirect Affiliate”), provided that such Indirect Affiliates do not receive Confidential Information.

3. Without the prior written consent of the Disclosing Party, except to the extent required by applicable law, applicable rules or regulations of any national securities exchange or legal process, the Receiving Party will not disclose to any person except to its Representatives the fact that any investigations, discussions or negotiations are taking place concerning the Transaction, or that the Receiving Party has received Confidential Information from the Disclosing Party or Confidential Information has been made available by the Disclosing Party, or any of the terms, conditions or other facts with respect to the Transaction, including the status thereof.

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4. If the Receiving Party or any of its Representatives is requested or required (based on the advice of its legal counsel) by any law, regulation or legal process (including, without limitation, oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or other similar legal process) to disclose any of the Confidential Information or the fact that discussions or negotiations are taking place between the parties concerning a possible Transaction, or any of the terms, conditions or other facts with respect thereto, or the Receiving Party determines, based on the advice of its legal counsel, that any such disclosure is required under applicable law or applicable rules or regulations of any national securities exchange, then the Receiving Party will, to the extent permitted by applicable law, rule or regulation, provide the Disclosing Party with prior written notice thereof as promptly as reasonably practicable after receipt of such request or determination so that the Disclosing Party may seek, at its sole expense, a protective order or other appropriate remedy and/or waive the Receiving Party’s compliance with the provisions of this agreement; provided that no such notice shall be required to be given in the case of routine examination by any regulators that are not specifically directed at the Transaction or the Confidential Information. The Receiving Party agrees that it will, at the Disclosing Party’s request, exercise its reasonable efforts to assist the Disclosing Party in obtaining such protective order or other appropriate remedy, at the Disclosing Party’s sole expense. If such protective order or other remedy is denied, and the Receiving Party or any of its Representatives are nonetheless legally compelled to disclose such information, then the Receiving Party and its Representatives may make such disclosure without liability under this Agreement; provided that the Receiving Party or its Representatives, as the case may be, will furnish only that portion of the Confidential Information that is legally required, based on the advice of its legal counsel, and will exercise its reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information.

5. Acquiror represents that neither it nor, to its knowledge, any of its Representatives on behalf of Acquiror or its affiliates has entered into (and, except with the prior written consent of the Company, agrees that it will not, and will use its commercially reasonable efforts to ensure that its Representatives will not, enter into) any agreement, arrangement or understanding with any person (other than its and their respective Representatives) that would reasonably be likely to restrict the ability of any other person to provide financing (debt, equity or other) for a possible strategic transaction involving the Company. Notwithstanding anything to the contrary contained herein, without the prior written consent of the Company, Acquiror agrees not to disclose (and to use its commercially reasonable efforts to cause its Representatives not to disclose) any Confidential Information to any actual or potential sources of financing (debt, equity or otherwise), other than (i) bona fide third party institutional lenders who are or may be engaged to provide debt financing to Acquiror or its affiliates in connection with the Transaction and are disclosed to the Company and (ii) potential sources of equity financing who are disclosed to the Company prior to the sharing of Confidential Information; provided that (i) Acquiror shall not be entitled to share Confidential Information with a potential source of equity financing if, promptly following Acquiror’s disclosure of its intention to share Confidential Information with such person, the Company informs Acquiror that the Company is in active discussions with such person regarding a possible strategic transaction involving the Company and (ii) if the potential source of equity financing is a direct or indirect equity holder of Acquiror or limited partner of such direct or indirect equity holder, then such disclosure to the Company shall not be required.

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6. Acquiror agrees that all communications by it or any of its Representatives intended for the Company concerning the Transaction and its due diligence investigation (including requests for additional Confidential Information, meetings with management and site visits) shall be directed solely to Dana Marohn, at Morgan Stanley at (650) 234-5687 or Dana.Marohn@morganstanley.com and Emily Tian at Morgan Stanley at (650) 234-5534 or Emily.Tian@morganstanley.com , with a copy to Mariëlle Reints at AVG Technologies N.V. at (415) 609-7124 or Email: Marielle.Reints@avg.com, except as may otherwise be approved in advance and in writing by the Company.

7. If either party hereto determines not to proceed with its consideration of the Transaction, the party that has made such determination agrees to inform the other party promptly of such determination. As promptly as reasonably practicable following the Disclosing Party’s request, the Receiving Party shall, at its option, either destroy or return to the Disclosing Party, and use reasonable efforts to cause its Representatives, at their option, to destroy or return to the Disclosing Party, all Confidential Information in the Receiving Party’s or its Representatives’ possession. Upon the request of the Disclosing Party, the Receiving Party will promptly (and in any event within ten business days) provide the Disclosing Party written certification by an authorized officer confirming its compliance with the prior sentence. Notwithstanding the foregoing, the Receiving Party’s legal department may maintain a copy of the Confidential Information in its restricted access files for actual or anticipated litigation, regulatory compliance or corporate record keeping purposes, and neither the Receiving Party nor any of its Representatives shall be required to destroy any computer records or files containing any Confidential Information that have been created pursuant to automatic electronic archiving and back-up procedures in the ordinary course of business.

8. To the extent that any Confidential Information includes materials or other information that may be subject to attorney-client privilege, work product doctrine or any other applicable privilege or doctrine, both parties acknowledge that they have a commonality of interest with respect to such matters, and agree that it is their mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Confidential Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and both parties agree to take all commercially reasonable measures to preserve, to the fullest extent possible, the applicability of all such privileges and doctrines.

9. Acquiror further agrees that for a period of twelve months following the date hereof, Acquiror will not and ensure that its Representatives over whom Acquiror exercises control, and any person acting on behalf of or in concert with Acquiror or such Representatives will not, directly or indirectly, solicit for employment or hire any supervisory director, managing director, member of the executive management team reporting to the Chief Executive Officer or other employees of the Company or any of its subsidiaries, in each case, with whom Acquiror first has

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had contact in connection with the process contemplated by this agreement (each such person, a “Restricted Person”). The restrictions of this Section 9 shall not prohibit Acquiror, however, from (i) conducting any general solicitations for employment, such as any newspaper or Internet help wanted advertisement, directly or through any agent (including placement and recruiting agencies) that is not directed at a Restricted Person, or (ii) hiring any Restricted Person (A) who approaches Acquiror in response to such advertisements or general solicitations, (B) who contacts Acquiror on his or her own initiative without any solicitation from Acquiror or its affiliates or Representatives or (C) whose employment or engagement, as applicable, with the Company ceased at least six (6) months prior to such hiring.

10. All proprietary and intellectual property rights in and to the Confidential Information furnished to the Receiving Party and its Representatives by the Disclosing Party shall remain the sole property of the Disclosing Party, and nothing in this agreement shall be construed in any way to grant to the Receiving Party or any of its Representatives any express or implied option, license or other right, title or interest in or to any Confidential Information, or to any intellectual property rights embodied in such Confidential Information.

11. Neither the Disclosing Party nor any of its Representatives shall have any liability to the Receiving Party or any of its Representatives resulting from the selection or use of the Confidential Information or any errors therein or omission therefrom, except as may be provided under a definitive transaction agreement when, as, and if finally executed and delivered by the parties hereto. Neither the Disclosing Party nor its Representatives makes any representations or warranties, express or implied, with respect to the Confidential Information, except for any representations and warranties that may be expressly made to the other party in a definitive transaction agreement when, as, and if finally executed, and subject to such limitations and restrictions as may be specified therein. Unless and until the parties shall have executed and delivered a definitive transaction agreement, neither party will be under any legal obligation of any kind whatsoever with respect to the Transaction by virtue of this agreement except for the matters specifically agreed to herein. Acquiror understands and agrees that the Company shall be free to establish and/or change any process or procedure with respect to the Transaction as the Company in its sole discretion may determine including, without limitation, (i) rejecting any and all proposals made by Acquiror, (ii) terminating discussions and negotiations with Acquiror, (iii) negotiating with any other interested party or entering into a final definitive agreement relating to the Transaction with any other party or (iv) withdrawing from consideration the possibility of engaging in a transaction. The Receiving Party further agrees that, notwithstanding anything else in this agreement to the contrary, the Disclosing Party and its Representatives will not be under any legal obligation of any kind whatsoever to provide any Confidential Information, and the Disclosing Party may terminate the Receiving Party’s and its Representatives’ access to the Confidential Information at any time.

12. Acquiror hereby acknowledges that in its examination of the Confidential Information, Acquiror and its Representatives may have access to material non-public information concerning the Company. Acquiror acknowledges that it is aware (and that its Representatives have been or will be advised by Acquiror) that the United States and other applicable securities laws prohibit any person who has received from an issuer material nonpublic information relating

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to an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities on the basis of such information.

13. Acquiror agrees that, for a period of one year following the date hereof (the “Standstill Period”), Acquiror will not (and will cause its affiliates who received Confidential Information in connection with the Transaction and any person acting on behalf of or in concert with Acquiror or such affiliates not to), directly or indirectly, without the prior written consent of the Company (i) acquire, agree to acquire or offer to acquire any securities or material assets of the Company or any of its subsidiaries, or any warrant, option or other right to acquire any such securities or assets (other than acquisition of assets in the ordinary course of business), (ii) enter, agree to enter or offer to enter, into any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company or any of its subsidiaries, (iii) make, or in any way participate or engage in, any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company, (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any voting securities of the Company, (v) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the shareholders of the other party, (vi) otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of the Company, (vii) disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing or (viii) advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons in connection with the foregoing. Acquiror further agrees that during the Standstill Period, it will not (and will cause its affiliates who received Confidential Information in connection with the Transaction and any person acting on behalf of or in concert with Acquiror or such affiliates not to) take any action that would reasonably be expected to require the Company to make a public announcement regarding the possibility of a business combination, merger or other type of transaction described in this Section with Acquiror or any of its affiliates. Notwithstanding anything to the contrary in this Agreement, this Section shall in no way prohibit or restrict Acquiror or its affiliates from making confidential proposals respecting a transaction involving the Company to the board of directors of the Company (or an authorized committee thereof) at any time. Notwithstanding anything to the contrary in this Agreement, all of the obligations and restrictions set forth in this Section shall terminate immediately in the event (i) the Company enters into an agreement with a third party involving any transaction, immediately following which the shareholders of the Company as of immediately prior to such transaction will own less than a majority of the voting securities of the surviving corporation in such transaction (a “Change of Control”), or a sale of all or substantially all of the assets of the Company or (ii) a bona fide third party commences a tender or exchange offer which, if consummated, would constitute a Change of Control. The Company represents that it has not entered into any confidentiality or other agreement with any party relating to a possible transaction or series of transactions that could be an alternative transaction to the possible Transaction with standstill provisions that are less restrictive than the provisions of this Section. The Company agrees that if the Company enters into any confidentiality or other agreement (or any amendment thereto or waiver thereof) in connection with such a transaction or series of transactions with any party which contains any provision which,

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if currently in effect, would make the representation in the preceding sentence inaccurate, then the Company shall promptly provide the Acquiror notice thereof and, unless the Acquiror elects otherwise within five business days of such notice, this Agreement shall be deemed to be amended to conform the provisions of this Agreement with such less restrictive provision.

14. This agreement also constitutes notice to Acquiror that the Company has engaged Allen & Overy LLP (“A&O”) as its Dutch legal counsel and Orrick, Herrington & Sutcliffe LLP (“Orrick”) as its U.S. legal counsel in connection with the possible Transaction, and that Acquiror hereby (i) consents to the continued representation of the Company by A&O and Orrick in relation to the possible Transaction notwithstanding the fact that each of A&O and Orrick may have represented, and may currently or in the future represent, Acquiror and/or any of its affiliates with respect to unrelated matters and (ii) waives any actual or alleged conflict and actual or alleged violation of ethical or comparable rules applicable to A&O or Orrick that may arise from its representation of the Company in connection with the possible Transaction, including but not limited to representing the Company against Acquiror or any of its affiliates in litigation, arbitration, or mediation in connection therewith. In addition, Acquiror hereby acknowledges that its consent and waiver under this Section 14 is voluntary and informed, and that Acquiror has obtained independent legal advice with respect to this consent and waiver. Each party further agrees that Acquiror is aware of the extent of its relationship, if any, with A&O and Orrick, and Acquiror does not require additional information from A&O or Orrick in order to understand the nature of this consent. If Acquiror has any questions regarding this Section 14, please contact Peter M. Lamb at Orrick at (650) 289-7117 or Jan Louis Burggraaf at A&O at +31 (20)-6741191. Each of A&O and Orrick is an express third party beneficiary of this Section 14.

15. Each party agrees that the other would be irreparably injured by a breach of this agreement by it or its Representatives and that, in the event of a breach or threatened breach, the other party shall be entitled, in addition to any and all other remedies, to seek injunctive relief and specific performance without the necessity of providing any bond or other security, and each party hereby irrevocably consents to such relief.

16. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

17. If any term or provision of this agreement or any application hereof shall be invalid and unenforceable, the remainder of this agreement and any other application of such term or provision shall not be affected thereby. The terms of this agreement shall control over any prior confidentiality agreement entered into between the parties and over any additional purported confidentiality agreements imposed by any web-based database or similar repository of Confidential Information to which the Receiving Party or any of its Representatives is granted access in connection with the evaluation, negotiation or consummation of the Transaction, notwithstanding acceptance of the terms of any such other confidentiality agreement, it being understood and agreed that the Receiving Party’s confidentiality obligations with respect to the Confidential Information are governed exclusively by this agreement.

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18. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflict or choice of laws. Each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the competent courts in the state or federal courts sitting in the State of New York, County of New York, U.S., irrevocably consents to the jurisdiction of such courts in any such suit, action or proceeding arising out of or relating to this agreement or the transactions contemplated hereby and irrevocably waives to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject by suit upon such judgment.

19. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

20. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This agreement may be modified or waived only by an instrument signed by the parties hereto. This agreement may not be assigned by any party hereto without the express prior written consent of the other party hereto; provided that the Company may assign its rights and obligations hereunder to an acquirer of the Company or of all or substantially all of the Company’s assets.

21. By signing this agreement, the parties agree that the Mutual Nondisclosure Agreement dated 4 December 2015 and entered into between the parties is hereby terminated and shall cease to have any further force or effect from the date hereof, and that this agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.

22. Save where a shorter period is set out herein, this agreement will terminate and be of no further force or effect (i) as regards (A) Confidential Information constituting a trade secret and (B) the other Sections of this agreement (other than Sections 14, 18 and 19), five years from the date hereof, (ii) as regards other Confidential Information, three years from the date hereof; provided that Sections 14, 18 and 19 shall be binding in perpetuity or until the latest date permitted by law. For the avoidance of doubt, notwithstanding any decision by either party to terminate its consideration of the Transaction or the return or destruction of Confidential Information pursuant to Section 7, each party and its Representatives will continue to be bound in accordance with the terms hereof.

23. This agreement may be executed in one or more counterparts. Each shall be deemed an original, but together shall constitute one and the same instrument. This agreement may be executed and delivered by facsimile or electronic mail. Any signatures delivered by means of facsimile or electronic mail shall have the same legal effect as manual signatures.

If you are in agreement with the foregoing, please sign and return the enclosed copy of this letter which will constitute the agreement between the parties with respect to the subject matter of this letter as of the date first above written.

Very truly yours,

AVG Technologies N.V.

By:	/s/ Mariëlle Reints
Name: Mariëlle Reints
Title: Associate General Counsel

Accepted and agreed:

AVAST Holding B.V.

By:	/s/ Alan Rassaby
Name: Alan Rassaby
Title: Managing Director A